UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 12, 2020

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL		33160
(Address of Principal Executive Offices)		(Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NETE	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2020, Net Element, Inc., a Delaware corporation (the “Company”), entered into a binding letter of intent (the “LOI”) with Mullen Technologies, Inc., a California corporation.

Pursuant to the LOI, the parties thereto intend that, subject to satisfaction of various conditions, including satisfactory due diligence of Mullen Technologies, Inc. and its subsidiaries (collectively “Mullen”) by the Company, satisfactory due diligence of the Company by Mullen, the Company receiving a fairness opinion satisfactory to the Company’s board of directors, Mullen receiving a fairness opinion satisfactory to Mullen’s board of directors, obtaining third-party consents, if any are required upon a change in control, the Company’s board of directors and the Company’s stockholders approval of the merger agreement and the merger (described below), the Company would acquire Mullen in a reverse triangular merger, pursuant to which one or more newly-formed subsidiaries of the Company (organized for the purposes of the transaction) will merge with and into applicable entity comprising Mullen (the “Merger”), with each such applicable entity comprising Mullen surviving the Merger as a wholly-owned subsidiary of the Company.

Each party agreed to conduct a business, financial, and legal due diligence investigation of the other party and each of its subsidiaries and affiliates and sister entities, their business and operations.

Subject to and after the consummation of the Merger, the parties to the LOI contemplate that (i) the Company will be renamed to Mullen Technologies, Inc. and (ii) the trading ticker for the Company to be changed to reflect the Mullen identity.

The LOI provides that (i) the terms of the Merger will be negotiated by the parties and, when mutually agreed upon and executed, constitute the binding obligations of the parties (the “Definitive Agreements”), (ii) the Definitive Agreements will provide for certain conditions of closing, (including a condition that any cash obligations or severances the Company may have to its employees that are payable solely by reason of a change in control of the Company shall have been satisfied), customary representations, warranties, and covenants for transactions like the Transaction, (iii) the parties anticipate filing a proxy statement and Form S-4 registration statement by as soon as practical following entering into the Definitive Agreements and (iv) subject to the parties obtaining the applicable internal and third-party approvals, regulatory compliance and satisfying the conditions to closing, the closing of the Merger and other transactions contemplated by the LOI (the “Closing;” and the date of the Closing shall be referred herein as the “Closing Date”) would occur at the earliest date practicable.

Pursuant to the LOI, if the Closing occurs, at the Closing, the Company will acquire Mullen for an aggregate purchase price, satisfied through the issuance of shares of the Company shares of common stock, such that on a fully diluted post-acquisition basis Mullen’s shareholders would collectively own 85% of the then issued and outstanding shares of the Company’s common stock (the “Purchase Price”), and the current Company’s shareholders as of the Closing Date would collectively own 15% of the then issued and outstanding shares of the Company’s common stock. For purposes of determining the number of outstanding shares of the Company’s common stock, all shares of the Company’s common stock issuable upon exercise or conversion of outstanding warrants, options or other convertible securities would be included.

The LOI provides that, in the event that the total aggregate GAAP-determined gross revenue at any time during the twenty-four (24) months following the Closing arising from the operations of the post-Merger Company meets certain target levels (the “Benchmark Gross Revenue”), Mullen’s shareholders’ would have an opportunity to earn additional ownership in the Company. The Benchmark Gross Revenue to be calculated no later than the 15th day following the end of the 25th month following the Closing Date, but could be reached earlier than that date, at which time the adjustment procedures described in this paragraph would occur. Based on the Benchmark Gross Revenue figure, the following post-closing adjustments to the Purchase Price would be made through the issuance of additional shares of stock: (a) if the organic Benchmark Gross Revenue is more than $100,000,000, then Mullen shareholders (determined immediately prior to the Closing) to be issued such number of shares of common stock of the Company so that in the aggregate, such Mullen shareholders own 90% of the fully diluted common shares of the Company; and (b) if the organic Benchmark Gross Revenue is less than $80,000,000, then the Company shareholders (determined immediately prior to the Closing) to be issued such number of shares of common stock of the Company so that in aggregate, such Mullen shareholders own 80% of the fully diluted common shares of the Company.

Pursuant to the LOI, the parties contemplate that, if the Closing occurs, all shares that could be issued as part of the Merger (including the above-described adjustments) shall be issued at the Closing, registered in a registration statement on Form S-4 and held by a third party escrow agent or the Company’s transfer agent who would manage the shares’ allocation and distribution according to the milestones set forth above.

The LOI contemplates that:

(i)       the Definitive Agreements will provide that, as a condition to Closing, the Company’s cash on hand less accounts payable and debt, exclusive of unfunded warrant proceeds (“Net Cash Position”), will need to be $10 million;

(ii)      if such funds will be raised through a private placement offering conditioned on the Closing, both the Company’s and Mullen’s shareholders should be diluted equally in accordance with such financing;

(iii)     prior to Closing but after the Company’s shareholder approval of the Merger shall have been obtained, the Company will be required to divest itself of its payments processing business and eliminate all liabilities in the Company associated with its current operations, or in the event that it shall not have satisfied all of its liabilities, the Company will be required to set cash reserves in addition to the Net Cash Position sufficient to fund such liabilities when they become due;

(iv)     the Definitive Agreements will provide for customary materiality (including material adverse effect), ordinary course of business and other qualifications, knowledge qualifiers and use of dated representations and warranties where appropriate, and for customary covenants of the parties for the period between the date of execution of the Definitive Agreements and the Closing Date.

The LOI provides that the conditions to occur prior to execution the Definitive Agreements include, but not limited to, the approval by the respective boards of directors and shareholders each of the entities comprising Mullen terms of the Merger and the Definitive Agreements, the approval by the Company’s board of directors of the Merger and the Definitive Agreements (subject to submission of the Merger for the Company’s shareholders’ approval) and the entry by the Company’s management and 5% holders into voting agreements to vote their shares in favor of the Merger.

The LOI provides that the conditions to the Closing include, but not limited to, the receipt of the Company shareholders’ approval of the Merger and Mullen nominated directors, the receipt of Nasdaq’s approval of the transaction and the continued listing of the company’s common stock post-Closing and the declaration of effectiveness of the registration statement on Form S-4.

The LOI contemplates that at the Closing, if it occurs, David Michery would be appointed as CEO, a director and the Executive Chairman of the post-Merger Company and all current directors and officers of NETE will resign (except for Oleg Firer, who will stay on as a director after resigning as the Executive Chairman and CEO), and Mullen shall appoint eight new directors and all officers of the post-Merger Company, subject to compliance with the Nasdaq rules and the securities laws and rules, including director independence rules promulgated by the Nasdaq and the U.S. Securities and Exchange Commission.

The LOI provides that (i) each party will bear its own expenses in connection with the LOI, the negotiation, drafting and execution of the Definitive Agreements; provided, however, if the Definitive Agreements are executed (i) the Company and Mullen will jointly prepare, but Mullen shall pay for, the proxy statement/Form S-4 registration statement preparation filing and printing costs, and the Company will pay for any fairness opinions; and (ii) Mullen will appoint PCAOB auditors at its expense to ensure the audit is completed in a timely manner necessary for inclusion in Form S-4.

The parties agreed to exclusive negotiations from June 12, 2020 until 11:59 p.m. Eastern Time on the date 30 days from the date hereof.

The above description of the LOI is intended as a summary only and is qualified in its entirety by the terms and conditions set forth therein. A copy of the LOI is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 7.01 Regulation FD Disclosure.

On June 15, 2020, the Company issued a press release announcing the LOI. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Binding Letter of Intent, dated June 12, 2020, between the Company and Mullen Technologies, Inc.

99.1	Press Release dated June 15, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2020

NET ELEMENT, INC.

By:	/s/ Jeffrey Ginsberg
Name:	Jeffrey Ginsberg
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Binding Letter of Intent, dated June 12, 2020, between the Company and Mullen Technologies, Inc.

99.1	Press Release dated June 15, 2020

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